Exhibit 99.1

Coronado Q3 Investor Call

Operator:	Thank you for standing by, and welcome to the Coronado Global Resources third quarter investor call. All participants are in a listen-only mode. There will be a discussion of results from the CEO and CFO, followed by question and answer session.

If you wish to ask a question, you will need to press the star key, followed by the number one on your telephone keypad. I would now like to hand the conference over to Mr. Andrew Mooney, Vice President Investor Relations and Communications. Please go ahead.

Andrew Mooney:	Thank you, operator. And thank you everyone for joining Coronado's third quarter investor call. Today, we released our quarterly report to the ASX and SEC in which we outline our production sales volumes, as well as other key information related to our safety results, coal markets and financial performance.

A more detailed outline of our financial position and results will be released to the market on the 9th of November with our Form 10-Q earnings release. Today, I am joined by our managing director and CEO, Gerry Spindler, and our group CFO, Gerhard Ziems.

Within our report, you will see our notice regarding forward-looking statements and reconciliations of certain non-US GAAP financial measures. We encourage you to review these statements in conjunction with our other filings with the ASX and SEC. I also remind everyone that Coronado quotes all numbers in US dollars and metric tonnes, unless otherwise stated. With that, I'll hand over to Gerry.

Gerry Spindler:	Thank you, Andrew. And thank you everyone for joining our call today. Before Gerhard and I elaborate on our quarterly performance, I would like to confirm that currently, there is nothing further to report in relation to any potential combination transaction with Peabody Energy.

At this time, confidential discussions are continuing, but no transaction has been agreed. And there is no guarantee that discussions will lead to a transaction. Therefore, today, we will not be in a position to answer any questions in relation to any potential deal with Peabody and will respond only to questions related to our September quarterly performance.

During the September quarter, Coronado continued to deliver on its capital management strategy. We continued to manage a strong balance sheet with improved liquidity, we delivered further shareholder returns via dividends, we delivered improved production and sales volumes over the prior June quarter and also continued to pursue our capital investment plans in both the US and Australia to underpin our strategic growth objectives.

Here, today, Coronado has delivered record revenues, record price realisations and distributed US 470 million in cash dividends to shareholders, all while maintaining a strong balance sheet, high liquidity levels and retaining a net cash position.

Coronado is an ASX 200 index business, who has outperformed the market and generated share price growth, excluding dividends of approximately 65% the other day, compared to negative returns from the ASX 200 index and the S&P 500 index. We do not release our year to date audited financial results until the 9th of November. However, I am pleased to report that Coronado's year to date EBITDA results exceed one billion US dollars, and easily eclipsed the highest full year EBITDA results generated in the history of the company as public.

Therefore, today, I am pleased to announce that Coronado declares a third quarter unfranked special dividend to shareholders of US$0.134 for CDI, totaling US$225 million. This special dividend will have a record date of 21 November 2022, and will be paid on 12 December 2022.

In conjunction with this special dividend, Coronado also makes the senior secured notes purchase offer up to the value of 200 million. This purchase offer is made at a purchase price of 104% of the aggregate principal amount of the notes, plus accrued interest. The offer expires on 1 December 2022, and will be paid to noteholders who accept on 5 December 2022.

Today's announced dividend and notes purchase offer align with our existing policy of distributing between 60% and 100% of free cash flow, and we do so while expecting to remain in a net cash position post-payment. The entire Coronado team are extremely proud of our strong financial results and distributions year to date.

However, due to forces outside of our control, our operations have been impacted by unseasonal wet weather and global economic circumstances that are driving higher inflation rates across the globe. These events have contributed to our lower production levels and higher mining costs, year to date. While we accept that the La Niña weather patterns in Queensland and global inflationary impacts will dissipate in time, today we revised our full year 2022 production and cost guidance.

As we enter the fourth quarter, I remain extremely confident in our ability to address these challenges due to our strong balance sheet, our exceptional management and associates and capital investment plans which have us well-positioned to continue to enhance value for our organisation.

Before we elaborate on our results, firstly, I would like to provide an overview of our year to date safety results. The safety and wellbeing of our workforce continues to be Coronado's number one priority. To that end, I am again pleased to advise that reportable rates in both Australia and the US continue to remain below the relevant industry averages. In Australia, the 12-month rolling average total reportable injury frequency rate at 30 September was 4.15. And in the United States, the total reportable incident rate was 2.08.

On a consolidated basis, the group's global total reportable incident rate stands at 1.1 to 1.31, compared to a rate of 1.47 as of 30 September 2023 [sic], reflecting an 11% year-on-year improvement. New and revised health and safety initiatives continue to be implemented across Coronado operations quarterly.

In Australia, Curragh has rolled out our Life-Saving Rules Programme, implemented upgrades to its safety, health, management system, increased trading initiatives, including FELT leadership and continues to focus on hazard mitigation and hazard identification and mitigation plans.

In the US, we continue to focus on training our existing workforce and developing new miners. This has resulted in more than 58,000 man hours of discretionary training that has helped set solid expectations to new hires and articulate Coronado's safety culture and focus. Turning to our operational performance, Coronado completed the third quarter with improvements in production and sales volumes compared to the prior June quarter.

Group run-of-mine coal production was 6.4 million tonnes, up 16%. Group saleable production was 4.1 million tonnes, up 26%. And group sales volumes were 4.1 million tonnes, up 5% compared to the June quarter. Saleable production in the September quarter from our US operations was 1.7 million tonnes, up 20% compared to the prior June quarter and reflects the US operations' best production quarter this year.

The production impacts from the rock intrusion experienced at the Buchanan Mine in April are now behind us. And as a result, the mine has achieved improved production and yield rates. During the quarter, Coronado also commenced mining at the new Winifrede met coal underground mine, which is part of the Logan mining complex. Continued capital works at its Buchanan Mine to expand its raw coal storage space and commence construction of a second set of skips.

Growth plans at our US operations to produce 6.9 million tonnes by 2025 remain on target. Consultation and engagement with local communities and state and local governments in our US expansion plans, is proceeding well. Coronado has recently worked with local counties and the Governor of Virginia, Mr. Glenn Youngkin, to secure grants and incentives to progress our Buchanan expansion plans.

Furthermore, as I mentioned in our half-year presentation, during the quarter, we officially commissioned the Buchanan ventilation air methane abatement project. This project utilises the latest technology to convert fugitive methane gas emissions to carbon dioxide from our Buchanan operation. It is envisaged that this project will reduce the Buchanan mine's emissions' intensity by 22 times, and reduce total emissions from the mine by 51% by 2030.

The initial performance from the VAM unit is encouraging, with the project achieving 94% emission destruction efficiency in its first few months of operation. While Coronado is also investigating other projects to reduce its carbon footprint, if the VAM projections are achieved, this project alone will meet the group's 30% emissions reduction target by 2030.

The focus for the US operations entering the fourth quarter, is to continue to optimise production levels to meet the demands for US-sourced coal, particularly in China and Europe. Compared to other met coal producers, Coronado maintains the competitive advantage given its geographic diversification and ability to access the Chinese market from the US, plus the unique ability to take advantage of existing met and thermal coal price disparity and switch tonnes into the thermal export market to generate higher margins when it makes sense to do so.

Turning to Australia. Saleable production from the Australian operations of 2.5 million tonnes was 31% higher compared to the June quarter. This significant increase reflects the return on investment made in the first half of the year. The transition of four fleets at Curragh North to a Coronado operator model is now complete. Sustained performance improvements from these fleets were a major contributor to the quarter's improved production result.

Despite the impacts of the Bowen Basin rain events, year to date, Curragh has executed its capital investment in the mine plan, specifically investments targeting dragline performance and waste movement, which have translated to improved performance for the expectations of the One Curragh Plan. Year to date waste movement is broadly aligned with the same period in the prior year despite the above average rainfall.

Furthermore, in the September quarter, the planned high-wall mining operations commenced at Curragh North to liberate restrictive coal under the overlaying conveyor. While production improvements at Curragh, quarter-on-quarter, are evident, the rain events in the Bowen Basin continued in the September quarter, which did further hinder coal production levels.

The town of Blackwater, the nearest town to Curragh, received 178 millimetres of rain in the quarter, representing rainfall nearly three times the 10-year average for the area. The consistent rain this year has been a key contributor to the lower production volumes and the higher mining cost per tonne. However, despite the weather, quarter-on-quarter, Curragh achieved 29% higher ROM coal production, 31% higher saleable production, 4% higher sales volumes, 14% higher closing coal stockpiled, 12% higher CHPP feed rates and availability, 13% higher dragline utilisation and 8% higher operating time from the recently converted four contractor suites.

Capital growth plans at Curragh mine continue in accordance with the existing expansion plans to reach 13.5 million tonnes per annum by 2025. During the quarter, we completed activities on the Curragh North, underground pre-feasibility study and the Z-pit expansion study. These results are currently under review and are promising. During the quarter, significant progress was also made on our rehabilitation plans at Curragh.

We can report today that Curragh has successfully rehabilitated 143 hectares of land in the quarter, with plans for further work scheduled as the year progresses. In addition, a project at Curragh targeting the capture and use of coal seam methane as a diesel substitute commenced in the quarter. Drill contractors are mobilising to the site to commence a drilling programme in the fourth quarter. This project forms part of Coronado's strategy to reduce emissions from open cut mining operations.

Curragh's focus for the fourth quarter is to drive operational performance to the mine plan, and execute higher production levels subject to weather. The conversion of the four contractor fleets will continue to generate operating efficiencies as the year progresses, as will the investment in box-cuts to enable higher dragline utilisation and improved strike length.

Box-cut investments in new higher draglines and in new mining areas is progressing well, and will ultimately decrease congestion in existing pits, allowing improved productivities to flow and underpin higher CHPP utilisation. Turning to our guidance, today, I am pleased to report Coronado's North American annual contract negotiations for fiscal year 2023 are largely complete.

Coronado anticipates a volume weighted average price across all grades of met coal, inclusive of thermal switching of approximately $201 per metric tonne FOR, reflecting a price that is $14 per metric tonne higher than prices contracted in fiscal year 2022. These fixed price met and thermal tonnages are expected to cover approximately 40% of US production and approximately 90% of anticipated US mine cost and royalties for the year 2023.

As I mentioned earlier, Coronado, today, also revises its production and cost guidance. Today, we announce that saleable production guidance for fiscal year 2022, is revised to between 16.9 and 17.1 million tonnes due to the year to date impacts of wet weather at our Curragh operation.

Rainfall totals between April and September for the town of Blackwater just for this quarter, have totaled 391 millimetres, which is 3.3 times higher than the 10-year average for the town over that period. The revised guidance has been determined based on the impacts of wet weather year to date and our production plans for the fourth quarter, and is subject to change based on rainfall levels between October and December.

The revised guidance incorporates fourth quarter production estimates for the group of between 5.3 and 5.5 million tonnes. Average mining cost guidance for fiscal year 2022 is also revised to between $81 and $83 per tonne due to persistently high global inflationary pressures, year to date wet weather impacts and geological issues impacting production.

Inflation levels in both the US and Australia remained elevated at 8.2% and 7.3% respectively. Coronado anticipates that these impacts will be partially mitigated by lower effects and incremental productivity improvements as the year progresses. The revised guidance estimate average mining cost for the fourth quarter to be between $68 and $70, subject to the achievement of the production plan.

Inflation rates remaining stable, and the fourth quarter FX assumption of 65 cents Australian per US dollar. Today, I can confirm no changes to our capital expenditure guidance of 170 to 190 million. I now hand over to Gerhard to talk to our financial position and market outlook.

Gerhard Ziems:	Yeah. Thank you, Gerry. And good day everybody. As Gerry mentioned earlier, year to date, Coronado has delivered strong financial results and continues to executes its capital management strategy. Year to date, group revenues were at a record level of US$2.8 billion, and a double dose achieved over the same period in 2021 last year of 1.4 billion dollars.

September quarter revenue was US$875 million, down 15% compared to the prior record June quarter as met coal prices fell during the quarter. The group realised price per tonne of met coal sold for the September quarter, which is a mixture of FOB, FOR and domestic pricing was US$253 per tonne, a decrease of 21% from the June quarter given that prices has come down.

Overall, a pretty good price realisation in percentage terms, particularly in Australia driven by the lag from very high quarter two prices and quarter mix. Australia's realised met coal price was between the 13 US dollars per tonne for the September quarter, a decrease of 12% compared to the previous record June quarter.

Similarly, the US operations achieved a realised met coal price of US$192 per tonne. That was 33% lower than the prior record June quarter. Realised price decreases across a range of Coronado products were directly related to the fall in the Australian and US met coal indices during the quarter.

We will officially release our full suite of financial results, including EBITDA and net profit positions, to the market on the 9th of November. However, as Gerry mentioned, I'll reiterate that our year to date results are a record for our company and our EBITDA position for the nine months at 30 September, exceeds one billion US dollars.

During the September quarter, Coronado completed the payment to shareholders of the half-year ordinary dividend. Today, we declare a further special dividend to shareholders, totaling US$225 million and a senior secured notes purchase offer totaling US$200 million.

And given our strong year to date results, we are in a position to make these payments to shareholders and noteholders from the available cash, and we expect to remain in a net cash position post-payment in December. Total declared and paid distributions, year to date, are in accordance with our distribution policy of distributing between 60% to 100% of the cashflow. And after payment of today's declared dividend, Coronado will have returned US$699 million in cash dividends to shareholders in 2022.

A strong cashflow generation in the September quarter, so Coronado maintains a strong balance sheet and healthy liquidity. As of 30 September 2022, the company's net cash position was US$386 million after the payment of all year to date dividends. And we maintain available liquidity of US$798 million.

Returning to capital expenditure, year to date CapEx for the group was US$140 million, double the level from the same period in 2021 that previously guided FY 2022 capital expenditure as higher as the group investment capital growth while pricing remains elevated to increase the future production rates from the Australian and US operating segments.

In relation to our cost year to date average mining costs of the group, we are US$87.6 per tonne. The higher mining costs are a result of continued inflation. I will preface wet weather events, resulting in lost production and power and the completion of planned major maintenance activities at Buchanan and Curragh in the first half of the year.

Global inflationary pressure are a key component behind the higher cost profile. Inflation levels in the US and Australia remain very high, and in some cases, with certain materials and supply use in our mining operations exceed current official inflation rates. As Gerry outlined before today, we have revised our cost guidance up due to the impact of inflation and the lost production in the year due to wet weather.

However, Coronado anticipates that these pressures will be partially mitigated by lower FX and implement productivity improvements as the year progresses. So looking at coal markets. The benchmark, Australian premium low-vol HCC, FOB average index price for the September quarter was $250 per tonne, down from an average of $445 per tonne in the June quarter.

The US East Coast low-vol HCC average index price of the September quarter was $259 per tonne, down from an average of $431 per tonne in the June quarter. In the short-term, global economic environment and steel demand outlook remains subdued to the conflict in Ukraine, the resulting energy crisis in Europe and high inflation rates.

However, these factors are being offset by a combination of low spot met coal supply availability and met coal crossover trade into the thermal market, which has seen price support and stability return to the benchmark Australia met coal index, which was trading at now $300 per tonne in late October. I think today it sits at close to $312 per tonne.

As Gerry mentioned earlier that annual contracting arrangements for customers in North America is nearly complete. These arrangements reflect an increase in the realised prices in 2023 compared to 2022, and it effectively acts as a hedge for our business. The revenue earned from these fixed contract arrangements cover approximately 90% of our anticipated US segment mine cash costs and royalties for the 2023 financial year.

Coronado met coal remains in high demand. Our high-quality products and unique geographical diversification allows us to switch products into different geographical markets or market segments that provides the highest return. We have the capacity to move some US production from China to Europe as appropriate, depending on demand. We can also market high-volatile coking coals from the US as thermal coal as required to take advantage of the current unique market fundamentals created by the trade restriction on Russian coal.

Met coal prices have recently stabilised above $300 per tonne supported by recent supply concerns from Australia and Canada and record high thermal coal prices continuing to support the movement of met coal crossover tonnes into the thermal market. Coronado has continued to take advantage of this price arbitrage, with planned sales of approximately 410,000 tonnes into the thermal market in quarter four of 2022. For the remainder of 2022 into 2023, Coronado expects met coal prices to remain elevated and well above historical averages. Pricing will remain higher for longer as you see more met coal tonnes being switched into the thermal market, given the high demand for energy as winter approaches in the northern hemisphere. Continued supply disruption from Australia due to weather and the ongoing trade-flow impacts from Russian sanctions. So I will now hand back over to the operator to take questions. Thank you.

Operator:	Thank you. If you wish to ask a question, please press star one on your telephone and wait for your name to be announced. If you wish to cancel your request, please press star two. If you are on a speaker phone, please pick up a handset to ask your question. Your first question comes from Lachlan Shaw from UBS. Please go ahead.

Lachlan Shaw:	Good morning, Gerhard. Thanks. Just can you, in terms of the the results that Curragh and the wet weather, can you just talk to how preparations are ahead of the wet season in Queensland? How would you describe the mine plan readiness for the upcoming wet season?

Gerry Spindler:	We are in good shape at Curragh. Frankly, Curragh is somewhat blessed by having a very good drainage right through the middle of the property. So none of the problems we have involve excessive pit flooding that might result in, you know, the nightmares of the booms from a dragline sticking out above the water.

What has happened this year that is unusual though, is that the ground is now saturated. And at the beginning of most rainy seasons, it does not have as much retained water as it currently does. So we've got fairly good drainage pits on the coal, in the coal benches. And in fact, drainage on all of the benches to continuously manage water and keep it off the bench, keep it off of the work area.

By and large though, the biggest issue with rain at Curragh, as with most mines, is the conditions on the haul road. And we simply cannot run the haul trucks on the Red Dog shell mine roads that tend to be slick when wet. Those are the only particular circumstances this year. There's more retained water in the alluvial material and in the high wall. But that's being handled well in the pits. And the issue with the roadways is an ongoing issue.

Lachlan Shaw:	Okay, great. Thanks. And then, next question. So just around the cost guidance for December quarter, $68 to $70 with stable inflation and Aussie: USD at 65 cents. Do you think that the worst of this inflationary cycle might be behind us? Are we peaking at current levels? Are we going to see perhaps some good news on the cost front heading into 2023?

Gerry Spindler:	I'm assuming here on the eve of mid-term elections in the US, I can pick up a prediction either way any minute. So I couldn't even begin to tell you. And I'm not sure who can. You have the Democrats, you know, predict waning inflation and improved growth. And the Republicans don't. And you can get an economist on either side to say something at any given day.

Lachlan Shaw:	Yeah, point taken. Thank you. And then, look, just one quick one, hopefully, and then I'll pass it on. So just for realised pricing on met coal sales from Curragh, can you just remind us on the particular lag that you see in the sales book across the portfolio? Thank you.

Gerry Spindler:	Gerhard, do you want to?

Gerhard Ziems:	Yeah. Yeah, look, I mean, you can see that particularly in Australia, you can see the price realisation in percentage share to the benchmark that sitting at 105%. That tells you exactly the price lag, you know? A lot of these high prices we have seen in quarter two has migrated into the September results in price realisation. Now, although prices came down from 357 in the Australian segment to 313, our price realisation was sitting in high 25%.

So, by and large, it's what we said before, the price lag, for different reasons, is about three months in the US and in Australia. And of course, the US is impacted by the fixed price that we agreed in October 2021 for the financial year 2022. So that's always a little bit lower than the Australian price realisation. But what I just said, you know, that it's also in the price realisation of 101% for quarter three for the combined group, which is a pretty good outcome.

Lachlan Shaw:	Great. Thanks, Gerry. I'll pass it on. Thank you, guys.

Operator:	Thank you. Your next question comes from Caleb Heiner from Goldman Sachs. Please go ahead.

Paul Young:	Yeah, good morning, Gerhard and Gerry. It's actually Paul Young here. Can I ask you a question around consolidation in the industry? I know that you've got nothing specific to say on the discussions with Peabody at the moment.

But clearly, you know, there's a desire to consolidate here. You were in discussions with Arch I think six months ago, you're in discussions with Peabody now. I'm just curious around the rationale for the consolidation considering that, you know, you look at Peabody's assets, there's no obvious synergies from my perspective, you know, operationally or blending et cetera.

Arch, there was a little bit, Gerry, through, you know, Logan and the port set up in the East Coast of US there. So I'm just curious around what is actually driving these discussions? Is it the fact that is it the cost to debt argument? Is it future consolidation? Is it you just need to get larger to have relevance? So I'm just curious around, you know, your high-level thoughts on the discussions.

Gerry Spindler:	The only thing I can say is that in an industry where debt is restricted, and an industry that's as volatile as ours, consolidation is an attractive vehicle for everyone. Even absent operating synergies. Having said that, that's about all I can say. That's a general answer.

Paul Young:	That's fine. General's good at this point. So I appreciate that. And then moving onto the US domestic contracts. You know, good outcome getting a little bit of a bump, or a decent bump, I should say, on 2023 contracted domestic steel mills.

I thought those are, you know, just based on the setup with met coal switching to thermal, particularly out of US, and just how tight that sort of the Queensland's or Aussie coal supply is that maybe the outcome could've been a little bit better.

Is it the fact that yeah, US domestic steel mills, they're struggling a little bit now on profitability basis? And you know, obviously, Europe steel mills are struggling a little bit. Is that the reason why that maybe, you know, that number wasn't higher?

Gerry Spindler:	I think from the standpoint of the steel mills, we did pretty well. The steel mills in the US aren't expanding. But I think the competitive pressures from Europe and the thermal sector forced a fairly good result. The one thing we didn't get, the one thing that our numbers won't reflect is the presence of much switching because what we're reporting here is contracts. And much of the switching does not happen under a contract. It’s a short-term shipment, either international or domestic. And not with a contract. And that puts it outside the realm of the numbers we reported.

Paul Young:	Yeah, understood. Thanks, Gerry. Last one, and maybe for Gerhard, just around the dividends, Gerhard.

Gerhard Ziems:	Mm-hmm.

Paul Young:	I might've missed the previous bit about the official switch to quarterly declared dividends. But just wanna confirm is that the case that that's a permanent switch now? And then secondly, I know you hadn't released your results with financial that come out on the 9th of November. But just broadly, you know, what is the $200 million-odd divvy and the notes purchase? What does that actually represent as free cashflow for the quarter, roughly?

Gerhard Ziems:	Yeah. So first of all, it's not a switching to quarterly dividend; it's a special dividend. And if we assume that all noteholders will take up the $200 million redemption offer, which is unlikely, Paul, to be quite honest. But let's assume that. We would be sitting below 100%. I think it's about 96%.

Paul Young:	Yeah, okay. That's really helpful. All right. That's it for me. Thank you.

Gerhard Ziems:	Thanks.

Operator:	Thank you. Your next question comes from Glyn Lawcock from Barrenjoey. Please go ahead.

Glyn Lawcock:	Gerry, Gerhard, good morning. Gerry, I look at October's rainfall, and it was 160 millimetres at Blackwater for the month. That's almost as much as what you suffered in the entire third quarter. Can you help me understand how you've weathered through the month? You know, how much volume have you lost with all that rain in the month of October?

Because your guidance, as you say, implies 5.3 million tonnes at the bottom end. You haven't done that sort of volume since 2019. And with what is the second wettest month this year, May was 164 mils, I'm surprised you've got such an ambitious target for the quarter. So I'm trying to understand how you think you can do it? And thanks.

Gerry Spindler:	First, let me say that we've got Doug Thompson available. I'll ask him to add his observations. But for the fourth quarter, we don't attempt to try and predict the level of rainfall. We have a standard amount of days that we apportion throughout the year that we know we'll lose to rain. And we've maintained that for the fourth quarter.

We're still subject and at risk for additional well-above average rain. But there's no way we can predict that. Doug, what else would you like to add?

Doug:	Yeah, Gerry. I think that's fundamental. Our mine planning is both the long-term average and it is subject to weather that's beyond our ability to forecast. I'd be brave if I attempted to. But more importantly, as demonstrated in the results in the last quarter, the investment we made in the first half of the year where we had structurally changed the mine and the way in which the mine plan is executed has weathered us well in last quarter.

We've finished the transition of the four contractors' fleets, and that's performing well and continues to show improved performance. Our draglines have, quarter-on-quarter, continued to show improved performance and will in this quarter as well by the investment made into the mine plan.

And then likewise, into the prep plant, the downtime that we had in that, the reliability and the uptime in hours, gives us more flexibility and choice in the last quarter to manage around the wet weather. But I think, reflected in everybody's results, is the challenges of last quarter and seeing the weather of this quarter.

Glyn Lawcock:	Gerry and team, look, I understand that. But I mean, you budget a certain number, you've just had 160 mils in the month. So I mean, have you lost all your days for this quarter now as a result of the rainfall in October?

Gerry Spindler:	Not all of them. No. And we've accounted for the ones we have lost. But keep in mind, the fourth quarter, particularly December, was always going to be the biggest month of coal movement that we had all year.

Glyn Lawcock:	Okay. Oh, well.

Gerry Spindler:	And that was the plan in all cases.

Glyn Lawcock:	Yeah. Okay. We'll see how you go, Gerry. Gerry, another question for you. You've repeatedly said on these calls you're not interested in thermal coal, right? You've said it many times. Is your view changing now? How do I reconcile your previous comments with what's happening? Thanks.

Gerry Spindler:	I think it has to change simply because it evidently is not in any way, shape or form in the interest of our shareholders to simply take the view that we're not going to participate in the thermal coal market. Right now, from the standpoint of pricing of product, thermal coal is priced above met coal, something we haven't seen for this length of time and as long as I can remember.

Something which seems to have persistent lags. There continues to be an arbitrage between the thermal coal and the met coal. It's shrinking, but it hasn't disappeared. And you get a double benefit. Because if you are going across the border with met coal into the thermal coal markets, you don't wish it as hard, you don't try to maintain the metallurgical characteristics. And your recoveries are generally better.

So there's a lot of argument to go for improved margins with thermal coal in any case. The second thing is from the standpoint of EBITDA multiples or share price. I can't determine that the market rewards the purity of intent that you start with by hoping to adhere to a met coal profile. Right now, there are thermal coal companies with higher multiples than we've got, higher multiples than other met coal companies have got.

They are aimed significantly higher. Frankly, I'd like to find a reason to do it. But I cannot find a reason to persistently stay away from the thermal coal market. For those coals that you can in fact transfer into a thermal coal market, simply because you said you wouldn't, and you're ignoring the higher margins. I can't find that to be in our shareholders' interests.

Glyn Lawcock:	Yeah. No, I appreciate that, Gerry. The switching bit I get. You know, that can be short in nature. Once you do a transaction, you're locking it in for a long period of time. So you know, today is a very different market to what I think we've seen historically. So I don't know. I'll wait and see what sort of deal you may or may not come up with. Thanks for your time. I appreciate it.

Gerry Spindler:	Okay.

Operator:	Thank you. Your next question comes from Chen Jiang from Bank of America. Please go ahead.

Chen Jiang:	Good morning Gerry and Gerhard. Thanks for taking my questions. A few follow-ups from me, please. Just on your cash cost year to date, you were at $87.6 per tonne. While in fourth quarter, based on your revised guidance, you are expecting $68 to $70 per tonne. I'm just wondering what contribute or drive a 21% decline in cash cost in three months' time? And I have a few after that. Thanks.

Gerhard Ziems:	Mm-hmm. I suppose it's very simple. The main driver is volume in quarter four.

Chen Jiang:	Right, okay. So it's mainly volume-driven.

Gerhard Ziems:	Apart from this, yes. As I mentioned probably on previous calls, we have undertaken some transformation activity that is quite successful. And that we'll yield also in pure dollar cost savings. But the main driver here is really volume.

Chen Jiang:	All right. Okay. Thanks for that, Gerhard.

Gerhard Ziems:	All right.

Chen Jiang:	Maybe another one just on production, you mentioned. I'm wondering if you can comment or not, Curragh's or production run really in the month of October. Given you have two months left, I'm wondering if you have good run really last month, is that fair to say that the downside risk to your FY '22, your production guidance will be limited?

Gerhard Ziems:	Will leave that one now for Gerry.

Gerry Spindler:	I don't think we can comment on...We cannot comment on monthly results. So we haven't yet. So, we'll have to wait and see how the end of the quarter works out. Doug, do you have anything to add?

Doug:	No, Gerry. I agree that that's exactly right. We don't comment on month to month 'cause it'll make it near on impossible to report on and manage the business accordingly.

Chen Jiang:	Yeah, understand. Understand. Fully understand. Sure, sure. Just another question on the pricing. Just on the lagging. I'm just wondering, proportionally, you know, congrats to, you know, you have a great quarter of price realisation above the average index of the hard coking coal.

I'm just wondering, proportionally, is that mainly due to the lagging? The timing? Or do you think that's because the PCI coal price now trade close to the hard coking coal?

Gerhard Ziems:	Yeah. No, I think-

Chen Jiang:	Are we expecting... You know, I'm just trying to figure out those two. One, is the time lagging, and another is the PCI coal now. [inaudible] 30% discount to hard coking coal. Yeah. Thanks.

Gerhard Ziems:	It's an excellent question. No, no. I think the main driver is really lag. But you have another element in here where you see, as an example, you see PCI trading now to 100% to the benchmark or close to 100%. So that definitely has an impact as well. So it's a little bit of a combination.

Chen Jiang:	Thanks for that. So a combination of both. So which means are we expecting to see, you know, price realisation, because the PCI coal trading close to hard coking coal, are we expecting to see your price realisation close to the corresponding quarter hard coking coal price in the fourth quarter or in at least in the next two quarters, as long as the PCI is trading close to the hard coking coal? Is that fair to say?

Gerhard Ziems:	I don't wanna give an outlook on this. You know, but as long as PCI prices are trading at benchmark prices, you know, you see definitely higher price realisation than in the past, you know? So it's a positive impact.

Chen Jiang:	Yeah, okay. Thanks.

Gerhard Ziems:	But that also depends. But also depends on many, many other factors as well.

Chen Jiang:	Right, right. Okay. Thanks for that, Gerhard. May I have the last, last question, please? Just on your met and thermal coal split, I've noticed, you know, the met coal split have reduced from 83% to 79%. I guess, that's because you are doing switching from met coal to thermal. I'm just wondering if there's still room for you to switch from met coal to thermal given, I mean, one third of your met coal from USA is contracted?

Gerhard Ziems:	Yeah. Let me respond at a very high level because we don't want to give away our marketing strategy either. But, yes, as long as there is an arbitrage between the met coal and thermal coal price, there's always an incentive to switch. And we are able to do so. And I think I mentioned that we are planning to switch for on a 10,000 tonnes in quarter four this year.

So as long as the arbitrage, there's an incentive and we are able to switch. Either we can switch the product out of Australia but, you know, we can also particularly switch the products, the high-vol products out of the US. I'll leave it there.

Chen Jiang:	Even some of your met coal are contracted. So you're saying you have the room to switch?

Gerhard Ziems:	Yeah. Absolutely. Yeah. Not all of the met coal is contracted, you know, as well. As we said, out of the US, only 40% is contracted for 2023. So that leaves a little bit of room to switch. Now, one thing you gotta remember is, and it gets into details, but the arbitrage has swung now between the thermal coal and the met coal part.

So it becomes...as met coal keeps going up, as a function of lack of supply of met switching is one element. As met coal goes up and thermal coal goes down, it becomes also less and less attractive to switch. But at the moment, that incentive is still there.

Chen Jiang:	All right. Thanks for that, Gerhard. Thanks, Gerry. I'll pass it down. Thank you.

Operator:	Thank you. You're next question comes from Tim Elliott from Regal. Please go ahead.

Tim Elliott:	Thanks for that. I just want to pick up on Glyn's interesting question before about rain. I guess, the question is when you re-forecast guidance, presume you did that in the last week or so. And I presume you did that knowing, you know, any effects of rain in October on the business. Is that right?

Gerry Spindler:	Well, probably not all of the full effects in October. But then you never do. The change in guidance was considered immediately after the end of the quarter. But we stick with it for the rest of the quarter. And one month doesn't make a quarter.

So we have allocated days in every month, if we'd had 160 mils of rain in October, then theoretically, if the averages hold, then this signals for less rain in November and December, then we have the opportunity to make it up. But we cannot predict the rain. We did our fourth quarter projection on what we thought was the allowed number of days remaining and the the rainfall we'd had, month to date, when we made that projection.

Tim Elliott:	Great. Thank you.

Operator:	Thank you. There are no further questions at this time. I'll now hand back to Gerry for closing remarks.

Gerry Spindler:	Thank you. And thank you everyone for your interest and attention to the call. Should you have any follow-up questions, please reach out to our investor relations team. Thank you.

Operator:	That does conclude our conference for today. Thank you for participating. You may now disconnect.

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